As filed with the Securities and Exchange Commission on December 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NLS Pharmaceutics Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Circle 6

8058 Zurich, Switzerland

Tel: +41.44.512.2150

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Ron Ben-Bassat, Esq. Howard E. Berkenblit, Esq. Oded Har-Even, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000	Pascal Honold, Esq. Wenger Vieli AG Dufourstrasse 56 8034 Zurich, Switzerland Tel: +41.58.958.58.58

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 6, 2022

PROSPECTUS

NLS Pharmaceutics Ltd.

Up to 11,874,690 Common Shares

This prospectus relates to the resale, from time to time by the selling shareholders, or the Selling Shareholders, identified in this prospectus of up to an aggregate of 11,874,690 of our common shares, par value CHF 0.02 per share, or the Common Shares, consisting of (1) 5,194,802 of our Common Shares, (2) up to 2,597,400 of our Common Shares issuable upon the exercise of warrants, at an exercise of $0.70 per share, or the Private Placement Warrants, issued or issuable pursuant to the terms of a securities purchase agreement, dated September 30, 2022, between us and the Selling Shareholders, or the September 2022 Private Placement, (3) 2,516,429 of our Common Shares issued as a result of the conversion of certain short-term notes issued in August 2022, (4) 307,844 Common Shares issuable upon the exercise of warrants, or the Short Term Note Original Warrants, at an exercise of $0.4970 per share, and (5) up to 1,258,215 of our Common Shares issuable upon the exercise of warrants, or the Short Term Note Warrants, and together with the Short Term Note Original Warrants and the Private Placement Warrants, the Warrants.

The Selling Shareholders are identified in the table commencing on page 8. No Common Shares or Warrants are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. All net proceeds from the sale of the Common Shares covered by this prospectus will go to the Selling Shareholders. We will receive cash proceeds equal to the total exercise price of the Warrants that are exercised for cash, of approximately $2.7 million, if all of the Warrants are exercised. See “Use of Proceeds.” The Selling Shareholders may sell all or a portion of the Common Shares from time to time in market transactions through any market on which our Common Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Common Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “NLSP” and our warrants are listed on Nasdaq under the symbol “NLSPW”. On December 5, 2022, the last reported sale price of our Common Shares was $0.96 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and are subject to reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND “RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2022

In this prospectus, “we,” “us,” “our,” the “Registrant,” the “Company” and “NLS” refer to NLS Pharmaceutics Ltd., and its wholly owned subsidiary, NLS Pharmaceutics Inc., a Delaware corporation.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We are organized under the laws of Switzerland and our registered office and domicile is located in Kloten (Zurich), Switzerland. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: Neither we nor the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars,” “USD” or “$” mean U.S. dollars, and references to “CHF” are to the Swiss Franc. U.S. dollar translations of CHF amounts presented in this prospectus were done on different dates in accordance with the date as of such entry in the Company’s books and are derived from our audited financial statements incorporated by reference in this prospectus. U.S. dollar translations of CHF amounts presented in this prospectus that are not derived from our audited financial statements incorporated by reference in this prospectus are translated using the rate of CHF 1.00 to $1.0363, based on the exchange rate provided by the Swiss Federal Tax Administration on June 30, 2022.

This prospectus incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report our financial information under International Financial Reporting Standards, as issued by the International Accounting Standards Board. None of the financial statements incorporated by reference in this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

i

OUR COMPANY

We are a clinical-stage biopharmaceutical company focused on the discovery and development of innovative therapies for patients with rare and complex central nervous system, or CNS, disorders with unmet medical needs. Our lead compound mazindol, a triple monoamine reuptake inhibitor and partial orexin receptor 2 agonist, in a proprietary extended-release, or ER, formulation, is being developed for the treatment of narcolepsy (lead indication) and attention deficit hyperactivity disorder, or ADHD (follow-on indication). We believe that this dual mechanism of action will also enable mazindol ER to provide potential therapeutic benefits in other rare and complex CNS disorders. CNS disorders are a diverse group of conditions that include neurological, psychiatric, and substance use disorders. However, treatment options for these conditions are often limited, inadequate or nonexistent, and the development of new CNS treatments generally trails behind other therapeutic areas. We are pursuing the development of the next generation of CNS therapies with high medical impact to address this critical and growing unmet need. Our dual development strategy is designed to optimize the outcome of our clinical programs by developing new chemical entities from known molecules with strong scientific rationale, and also by re-defining previously approved molecules with well-established tolerability and safety profiles, as determined by applicable regulatory agencies. We believe that our streamlined clinical development approach has the potential to advance our product candidates rapidly through early-stage clinical trials, while carrying an overall lower development risk. A lower development risk, we believe, exists with respect to the development of our lead product candidate, Quilience, and follow-on product candidate, Nolazol, due to their use of mazindol as the active ingredient, which was previously approved and marketed in the United States, Japan and Europe to manage exogenous obesity (obesity caused by overeating).

We initiated our clinical development with a Phase 2 clinical trial in the third quarter of 2021, in adult patients with narcolepsy. We published positive top-line results from our Phase 2 clinical trial in September 2022. In November 2022, we announced that the U.S. Food and Drug Administration, or FDA, granted Orphan Drug Designation (ODD) for Quilience for the Treatment of Idiopathic Hypersomnia (IH) and provided an update on our  Open Label Extension (OLE) Study for Quilience (Mazindol ER).

Recent Financing

Effective as of September 30, 2022, we entered into a securities purchase agreement, or the Purchase Agreement, providing for the issuance in a private placement offering of (1) 5,194,802 Common Shares, at a purchase price of $0.77 per share, and (ii) Private Placement Warrants, to purchase up to an aggregate of 2,597,400 Common Shares at an exercise of $0.70 per share. The Private Placement Warrants will be exercisable immediately and will have a term of 5 years. The September 2022 Private Placement closed on October 7, 2022. Our Chairman of the Board of Directors, Ronald Hafner, purchased 324,675 Common Shares in the September 2022 Private Placement and our Chief Medical Officer, George Apostol, purchased 1,298,701 Common Shares in the September 2022 Private Placement. We agreed to file the registration statement, of which this prospectus forms a part, with the Securities and Exchange Commission to register the resale of the securities within 60 days of the closing of the September 2022 Private Placement.

The September 2022 Private Placement resulted in gross proceeds to us of $4 million. We intend to use the net proceeds from the September 2022 Private Placement to fund the ongoing development of Quilience® (Mazindol ER) for the treatment of narcolepsy, to support business development and licensing activities, and for general corporate purposes.

We engaged Laidlaw & Company (UK) Ltd. as sole placement agent, or the Placement Agent, pursuant to which the Placement Agent agreed to serve as the placement agent for us in connection with the September 2022 Private Placement. We paid the Placement Agent a cash placement fee equal to 3.5% of the aggregate gross proceeds received for the securities sold in the September 2022 Private Placement.

At the closing of the September 2022 Private Placement, our existing short-term notes, with an aggregate principal balance of $1.53 million plus all accrued interest, that were issued in August 2022, elected to convert into 2,516,429 Common Shares and the holders received the Short Term Note Warrants to purchase up to 1,258,215 Common Shares with an exercise price of $0.70, that are exercisable six months after their issuance and will expire five years following the date that the warrants are initially exercisable, and are otherwise substantially similar to the form of the Private Placement Warrants. We have obtained shareholder approval to increase our authorized share capital, which was required to permit the exercise of the warrants issued to the short-term note holders. In addition, a portion of the purchasers of the Warrants with the right to purchase up to 1,298,699 Common Shares agreed not to exercise their Warrants until such time as we had increased our authorized share capital.

Corporate Information

Our registered office and principal executive offices are located at The Circle 6, 8058 Zurich, Switzerland. Our telephone number in Switzerland is +41.44.512.2150. Our website address is https://nlspharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

ABOUT THIS OFFERING

Common Shares currently issued and outstanding	27,453,603 Common Shares.

Common Shares offered by the Selling Shareholders	Up to 11,874,690 Common Shares, consisting of (i) 5,194,802 Common Shares held by the Selling Shareholders purchased in the Private Placement, (ii) up to 2,597,400 Common Shares issuable upon exercise of the Private Placement Warrants, (iii) 2,516,429 Common Shares issued as a result of the conversion of certain short-term notes issued in August 2022, (iv) up to 1,258,215 Common Shares issuable upon the exercise of the Short Term Note Warrants, and (v) up to 307,844 Common Shares issuable upon the exercise of the Short Term Note Original Warrants.

Common Shares to be outstanding assuming exercise of the Warrants	31,617,062 Common Shares.

Use of Proceeds:

We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. All net proceeds from the sale of the Common Shares covered by this prospectus will go to the Selling Shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Warrants for working capital, which includes research and development, to advance our technology and general corporate purposes and pursuing strategic opportunities including expanding our pipeline. See “Use of Proceeds.”

Risk Factors:	You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, or the 2021 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol:	Our Common Shares are listed on Nasdaq under the symbol “NLSP” and our warrants are listed on Nasdaq under the symbol “NLSPW.”

Unless otherwise indicated, the number of Common Shares outstanding prior to and after this offering is based on 27,453,603 Common Shares outstanding as of November 24, 2022, and excludes the following:

●	warrants to purchase 5,265,168 Common Shares issued in our initial public offering;

●	warrants to purchase 144,578 Common Shares issued to the underwriter in our initial public offering;

●	warrants to purchase up to 3,150,000 of our Common Shares;

●	warrants to purchase up to 307,844 of our Common Shares; and

●	the Warrants.

RISK FACTORS

An investment in the Common Shares involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should consider carefully the risk factor described below and the risks described under the caption “Item 3. Key Information - D. Risk Factors” in the 2021 Annual Report, and in our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2022, found in our Form 6-K dated October 11, 2022, which are incorporated by reference in this prospectus, before deciding whether to invest in our Common Shares. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our Common Shares to decline, and you may lose all or part of your investment.

Risks Related to an Investment in Our Securities and this Offering

The sale of a substantial amount of our Common Shares, including resale of the Common Shares being registered hereunder, in the public market could adversely affect the prevailing market price of our Common Shares.

We are registering for resale up to 11,874,690 Common Shares. Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares, and the market value of our other securities. We cannot predict if and when Selling Shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause the price of our Common Shares to decline.

Failure to meet Nasdaq’s continued listing requirements could result in the delisting of our Common Shares, negatively impact the price of our Common Shares and negatively impact our ability to raise additional capital.

On March 31, 2022, we received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market notifying us that, based on our shareholders’ equity of $542,388 as of December 31, 2021, as reported in the 2021 Annual Report, we were no longer in compliance with the minimum shareholders’ equity requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain shareholders’ equity of at least $2.5 million. On May 16, 2022, we submitted our proposed plan of compliance to Nasdaq to achieve and sustain compliance with the foregoing listing requirement. On May 27, 2022, we received a notice from Nasdaq advising that we were granted an extension to regain compliance with the shareholders’ equity requirement until September 27, 2022.

On September 29, 2022, we received a letter from Nasdaq stating that we had failed to regain compliance with the minimum stockholders’ equity requirement for continued listing on Nasdaq, as required by Nasdaq Listing Rule 5550(b)(1), within the extension period granted by Nasdaq and, accordingly, the Nasdaq staff had initiated procedures to delist our Common Shares and warrants from Nasdaq. We requested a hearing to appeal the Nasdaq staff’s delisting determination.

On November 11, 2022, we received a letter from the Nasdaq Hearings Panel, or the Panel, indicating the Panel’s decision to grant our request to continue our listing on Nasdaq. The continued listing is subject to the conditions that: (i) on or before January 19, 2023, we shall provide the Panel with updated pro forma financial statements (comprising a forecast income statement and balance sheet) for the year ended December 31, 2022, and the period ended March 31, 2023, for review; and (ii) on or before February 28, 2023, or the Exception Period, we will demonstrate compliance with Listing Rule 5550(b)(1), which requires that we maintain stockholders’ equity of at least $2,500,000.

In order to fully comply with the terms of this exception, we must be able to demonstrate compliance with all requirements for continued listing on Nasdaq. In the event that we are unable to do so, our securities may be delisted from Nasdaq. During the Exception Period, we are required to provide prompt notification of any significant events that occur during this time that may affect our compliance with Nasdaq requirements, including, but not limited to, any event that may call into question our ability to meet the terms of the exception granted.

In addition, we are currently not in compliance with the quantitative listing standards of Nasdaq, which require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per share. We failed to satisfy this threshold for 30 consecutive trading days and on June 7, 2022, we received a letter from Nasdaq indicating that we have been provided a period of 180 calendar days in which to regain compliance. The 180 calendar days ended on December 5, 2022, and we expect to receive another letter from Nasdaq indicating that we are still not in compliance with the minimum bid price standard. We expect to appeal the deficiency letter to the Panel, and to seek an extension until the end of February 2023 to regain compliance.

In the event that we fail to regain compliance by the end of any applicable compliance periods or Nasdaq does not grant us additional compliance periods or we fail to regain compliance by the end of such additional compliance periods, our board of directors will weigh the available alternatives to regain compliance. However, there can be no assurance that we will be able to successfully resolve such noncompliance.

If, for any reason, Nasdaq should delist our Common Shares from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our Common Shares;

●	the market price of our Common Shares;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our Common Shares;

●	the number of investors in general that will consider investing in our Common Shares;

●	the number of market makers in our Common Shares;

●	the availability of information concerning the trading prices and volume of our Common Shares; and

●	the number of broker-dealers willing to execute trades in our Common Shares.

Further, we would likely become a “penny stock”, which would make trading of our Common Shares much more difficult.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Our Company” and “Use of Proceeds” and elsewhere in this prospectus, including in our 2021 Annual Report, or incorporated by reference herein constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” or the negative of these terms or other comparable terminology.

Forward-looking statements include, but are not limited to, statements about:

●	the regulatory pathways that we may elect to utilize in seeking European Medicines Agency, or EMA, the FDA and other regulatory approvals;

●	the use of Quilience (mazindol ER) in a compassionate use program and the results thereof;

●	obtaining EMA and FDA approval of, or other regulatory action in Europe or the United States and elsewhere with respect to, Quilience, Nolazol NLS-4 or other product candidates that we may seek to develop;

●	the commercial launch and future sales of Quilience, Nolazol, NLS-4 or any other future product candidates;

●	the dosage of Quilience, Nolazol and NLS-4;

●	our expectations regarding the timing of commencing further clinical trials, the process entailed in conducting each such trial, including dosages, and the order of such trials with each of our product candidates or whether such trials will be conducted at all;

●	improved convenience relating to the prescription of and use of Nolazol for prescribers and patients (and their parents);

●	our expectations regarding the supply of mazindol;

●	third-party payor reimbursement for Quilience, Nolazol and NLS-4;

●	our estimates regarding anticipated expenses, capital requirements and our needs for additional financing;

●	changes to the narcolepsy patient market size and market adoption of Quilience by physicians and patients;

●	that our financial position raises substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional capital, we may not be able to continue our operations on the scope or scale as currently conducted, and that could have a material adverse effect on our business, results of operations and financial condition;

●	the timing, cost, regulatory approvals or other aspects of the commercial launch of Quilience, Nolazol and NLS-4;

●	submission of a Marketing Authorisation Application, or MAA, and New Drug Application with the EMA and FDA for Quilience, Nolazol and NLS-4, respectively;

●	completion and receiving favorable results of clinical trials for Quilience, Nolazol and NLS-4;

●	issuance of patents to us by the U.S. Patent and Trademark Office and other governmental patent agencies;

●	new issuances of orphan drug designations;

●	the development and approval of the use of mazindol for additional indications other than narcolepsy and ADHD;

●	the development and commercialization, if any, of any other product candidates that we may seek to develop;

●	the use of mazindol controlled release for treatment of additional indications other than narcolepsy, idiopathic hypersomnia and ADHD;

●	the ability of our management team to lead the development of our product candidates;

●	our continued listing on Nasdaq;

●	our expectations regarding licensing, acquisitions and strategic operations; and

●	our expectations regarding the impact of the COVID-19 pandemic, including on our planned clinical trials, operations and financial position.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. All net proceeds from the sale of the Common Shares will go to the Selling Shareholders.

We may receive proceeds from the exercise of the Warrants to the extent that the Warrants are exercised for cash. If all of the Warrants are exercised for cash, the proceeds to the Company would be approximately $2.7 million, based on an exercise price of $0.70 per share (subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions of the Common Shares). We expect to use the net proceeds of such Warrant exercises, if any, together with our existing cash, to fund the ongoing development of our lead product, Quilience (Mazindol ER) for the treatment of narcolepsy, to support business development and licensing activities, and for general corporate purposes. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity which will be exercised or the period in which they will be exercised.

Pending our use of the net proceeds from the exercise of the Warrants, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities, as decided by our board of directors from time to time.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2022:

●	on an actual basis;

●	on a pro forma basis to give effect to (1) the sale of 5,194,802 Common Shares at a purchase price of $0.77 per share, (2) the issuance of 2,597,401 Common Shares pursuant to the exercise of the Private Placement Warrants at a purchase price of $0.70, assuming all such warrants are exercised, in each case net of issuance costs, (3) the issuance of 2,516,429 Common Shares as a result of the conversion of certain short-term notes issued in August 2022, (4) 307,844 Common Shares issuable upon the exercise of the Short Term Note Original Warrants, at an exercise of $0.4970 per share, and (5) the issuance of 1,258,215 Common Shares pursuant to the exercise of the Short Term Note Warrants, assuming all such warrants are exercised, in each case net of issuance costs.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus, including the section entitled “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2021 Annual Report, incorporated by reference herein.

U.S. dollars in thousands	Actual	Pro Forma

Cash and cash equivalents	$1,354,187	10,006,009

Long-term debt

Shareholders’ equity:
Common Shares: 19,564,512 shares outstanding actual, 31,617,062 shares outstanding pro forma	411,268	648,762
Treasury shares	(35,572)	(32,015)
Additional paid-in capital	45,962,126	54,289,627
Accumulated other comprehensive loss	(32,712)	(32,712)
Accumulated deficit	(50,346,584)	(50,346,584)
Total shareholders’ equity	(4,041,474)	4,610,348

Total capitalization	$(4,041,474)	4,610,348

The above discussion and table are based on 19,564,512 Common Shares outstanding as of June 30, 2022.

SELLING SHAREHOLDERS

The Common Shares being offered by the Selling Shareholders consist of (i) 5,194,802 of our Common Shares held by the Selling Shareholders, (ii) up to 2,597,400 Common Shares issuable up the exercise of the Private Placement Warrants, at an exercise of $0.70 per share, each pursuant to the terms of the September 2022 Private Placement, (iii) 2,516,429 Common Shares issued as a result of the conversion of certain short-term notes issued in August 2022, (iv) 307,844 Common Shares issuable upon the exercise of the Short Term Note Original Warrants, and (v) up to 1,258,215 Common Shares issuable upon the exercise of the Short Term Note Warrants. See “Our Company – Recent Financing.” Our Chairman of the Board of Directors, Ronald Hafner, agreed to purchase 324,675 Common Shares and the Company’s recently appointed Chief Medical Officer, George Apostol, agreed to purchase 1,298,701 Common Shares in the September 2022 Private Placement. In addition, Gian-Marco Rinaldi, a member of our Board of Directors, received 131,578 Common Shares and Short Term Warrants to purchase up to 65,789 Common Shares as a result of the conversion of a short term note issued to him in August 2022.

Other than the relationships described herein, to our knowledge, the Selling Shareholders are not employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, the Selling Shareholders have not held a position as an officer or a director of ours, nor have any of the Selling Shareholders had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the Selling Shareholders, unless otherwise noted. The Common Shares being offered are being registered to permit public secondary trading of such Common Shares and each Selling Shareholder may offer all or part of the Common Shares the Selling Shareholder owns for resale from time to time pursuant to this prospectus. None of the Selling Shareholders have any family relationships with our officers, directors or controlling shareholders.

A Selling Shareholder who is an affiliate of a broker-dealer and any participating broker-dealer are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “Selling Shareholder(s)” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Shareholders named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Common Shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to the named Selling Shareholders who are able to use this prospectus to resell the Common Shares offered hereby.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes Common Shares with respect to which each Selling Shareholder has voting and investment power. The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Common Shares held by the Selling Shareholders. The second column lists the number of Common Shares beneficially owned by the Selling Shareholders based on their ownership of Common Shares as of October 6, 2022.

The third column lists the maximum number of Common Shares being offered by this prospectus by the Selling Shareholders. The number of shares that may actually be sold by the Selling Shareholders may be fewer than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholders pursuant to this prospectus. The first column lists the Selling Shareholders and other information regarding the beneficial ownership of the Common Shares held by them.

In accordance with the terms of the securities purchase agreement with the Selling Shareholders, this prospectus generally covers the resale of the maximum number of Common Shares issuable upon exercise of the Warrants issued to them in the September 2022 Private Placement. Because the number of Common Shares may be adjusted for reverse and forward share splits, share dividends, share combinations and other similar transactions, the number of Common Shares that will actually be issued may be more or less than the number of Common Shares being offered by this prospectus. Under the terms of the Warrants, a Selling Shareholder may not exercise the Warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates, to beneficially own a number of Common Shares which would exceed 4.99% or 9.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination, Common Shares not yet issuable upon exercise of the Warrants which have not been exercised. The number of Common Shares does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this		Number of Common Shares Owned After Offering
	Number(1)	Percent(10)	Prospectus		Number(2)	Percent
George Apostol	1,948,051	4.45%	1,948,051	(3)	0	0.0%
Jurgen Bauer	1,296,585	2.96%	1,154,085	(4)	142,500	0.33%
Felix Grisald	4,476,102	10.22%	3,896,102	(5)	580,000	1.32%
Ronald Hafner	1,985,887	4.54%	1,420,915	(6)	564,972	1.29%
Maria Nayvalt	2,308,171	5.27%	2,308,171	(7)	0	0.00%
Gian-Marco Rinaldi	213,463	0.49%	213,463	(8)	0	0.00%
Michael Stein	1,076,403	2.46%	933,903	(9)	142,500	0.33%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common Shares subject to Warrants currently exercisable, or exercisable within 60 days of October 7, 2022, are counted as outstanding for computing the percentage of the Selling Shareholders holding such options or Warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder.

(2)	Assumes the sale of all Common Shares being offered pursuant to this prospectus.

(3)	Consists of 1,298,701 Common Shares and 649,350 Common Shares issuable upon the exercise of Warrants.

(4)	Consists of 735,856 Common Shares and 418,229 Common Shares issuable upon the exercise of Warrants.

(5)	Consists of 2,597,401 Common Shares and 1,298,701 Common Shares issuable upon the exercise of Warrants.

(6)	Consists of 900,329 Common Shares and 520,586 Common Shares issuable upon the exercise of Warrants.

(7)	Consists of 1,471,712 Common Shares and 836,459 Common Shares issuable upon the exercise of Warrants.

(8)	Consists of 131,578 Common Shares and 81,885 Common Shares issuable upon the exercise of Warrants.

(9)	Consists of 575,654 Common Shares and 358,249 Common Shares issuable upon the exercise of Warrants.

(10)	The percentage gives effect to the 9.99% beneficial ownership limitation set forth in the Selling Shareholder’s Warrants.

PLAN OF DISTRIBUTION

We are registering the Common Shares held by the Selling Shareholders and the Common Shares underlying the Warrants previously issued to the Selling Shareholders to permit the resale of these Common Shares by the holder of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares.

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority, or FINRA, Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incurred by us incident to the registration of the Common Shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep the registration statement of which this prospectus forms a part effective until no Selling Shareholder owns any Warrants or Common Shares issuable upon exercise thereof.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M of the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will pay the expenses of the registration of the Common Shares, estimated to be $39,066.50  in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

Certain legal matters concerning this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Wenger Vieli AG, Zurich, Switzerland.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,066.50
Printer fees and expenses	$1,500
Legal fees and expenses	$18,000
Accounting fees and expenses	$16,500
Miscellaneous	$2,000
Total	$39,066.50

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Switzerland and our registered office and domicile is located in Kloten (Zurich), Switzerland. Moreover, a majority of our directors and senior management are not residents of the United States, and all or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

●	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

●	the judgment of such non-Swiss court has become final and non-appealable;

●	the judgment does not contravene Swiss public policy;

●	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

●	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to this offering of our Common Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at https://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our senior management, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We maintain a corporate website at https://nlspharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our Annual Report on Form 20-F for the year ended December 31, 2021, filed on March 24, 2022;

●	our Reports on Form 6-K filed on March 28, 2022 (with respect to the first, second and fourth paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K), March 31, 2022 (with respect to the first paragraph and the section entitled “Safe Harbor Statement” contained in Exhibit 99.1), April 1, 2022 and April 6, 2022, April, 14, 2022, April 25, 2022 (with respect to the Form 6-K report and the Amended and Restated Articles of Association filed as Exhibit 3.1 thereto), April 27, 2022, May 4, 2022 (with respect to the first paragraph and the section entitled “Safe Harbor Statement” contained in Exhibit 99.1 to the Form 6-K), May 11, 2022, June 1, 2022, June 2, 2022 (with respect to the first paragraph and the section entitled “Safe Harbor Statement” contained in Exhibit 99.1), June 3, 2022, June 6, 2022, June 10, 2022; July 21, 2022 (with respect to the first two paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K), July 28, 2022 (with respect to the first paragraph and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K), August 23, 2022, September 8, 2022 (with respect to the first and third paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K), September 16, 2022 (on Form 6-K/A, with respect to the first and third paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K/A), September 16, 2022 (on Form 6-K), September 27, 2022 (with respect to the first four paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K), October 3, 2022, October 6, 2022, October 7, 2022, October 11, 2022, October 28, 2022, November 2, 2022 (with respect to the first and third paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K), November 7, 2022 (with respect to the first six paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K), November 14, 2022, November 23, 2022; December 1, 2022 (with respect to the first and fourth paragraphs and the section titled “Safe Harbor Statement” in the press release attached as Exhibit 99.1 to the Form 6-K); and

●	the description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on January 28, 2021.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: The Circle 6, 8058 Zurich, Switzerland, Attention: Chief Financial Officer.

NLS Pharmaceutics Ltd.

 Up to 11,874,690 Common Shares

PROSPECTUS

       , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required; however, some scholars also advocate that with any breach of duty, indemnification by the Company is not permissible), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of our board of directors, senior management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permit us to advance the expenses of defending any act, suit or proceeding to members of our board of directors and senior management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the Company.

We have entered into indemnification agreements with each of the members of our board of directors and senior management in the form to be filed as an exhibit to this registration statement upon the completion of this offering. We have also obtained directors’ and officers’ liability insurance to cover certain actions undertaken by our board of directors and senior management.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since May 2019, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. On September 14, 2020, our shareholders approved an amendment to our articles of association, which reflects a 5,000 for 1 stock split of our Common Shares, effective as of September 14, 2020, or the Share Split. Information in this Item 7 reflects the Share Split.

On February 2, 2021, we issued 12,048 of our Common Shares that we were contractually required to issue to a certain service provider.

On October 19, 2021, we issued 1,313,232 of our Common Shares to YA II PN, LTD., a Cayman Islands exempt limited partnership, or YA, for aggregate gross proceeds of $2.5 million. In addition, on October 19, 2021, we issued 26,203 of our Common Shares to YA as partial consideration for its irrevocable commitment to purchase our Common Shares under the Standby Equity Distribution Agreement, or the SEDA.

On April 25, 2022, we issued warrants to purchase up to an aggregate of 3,150,000 Common Shares at an exercise of $1.04 per share. The warrants will be exercisable six months after their issuance and will expire five and a half years following their issuance. Upon the exercise of the warrants, the Company will create the respective amount of Common Shares.

At the closing of the September 2022 Private Placement we issued 5,194,802 Common Shares, at a purchase price of $0.77 per share, and Private Placement Warrants to purchase up to an aggregate of 2,597,400 Common Shares at an exercise of $0.70 per share. At the closing of the September 2022 Private Placement, our existing short-term notes, with an aggregate principal balance of $1.53 million plus all accrued interest, that were issued in August 2022, were automatically converted into 2,516,429 Common Shares and the holders received and the holders received 307,844 Common Shares issuable upon the exercise of the Short Term Note Original Warrants, at an exercise of $0.4970 per share, which expire 24 months following their issuance on August 19, 2022, and warrants to purchase up to 1,258,215 Common Shares with an exercise price of $0.70, that are exercisable six months after their issuance and will expire five years following the date that the warrants are initially exercisable, and are otherwise substantially similar to the form of the Private Placement Warrants.

Item 9. Exhibits

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of NLS Pharmaceutics Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-39957) furnished on October 28, 2022).
4.1	Form of Warrant (filed as Exhibit 99.1 to Form 6-K (File No. 001-39957) furnished on October 3, 2022).
5.1*	Opinion of Wenger Vieli AG, Swiss counsel to NLS Pharmaceutics Ltd.
10.1	Form of Securities Purchase Agreement dated September 30, 2022 between the Company and the purchasers named therein (filed as Exhibit 99.2 to Form 6-K (File No. 001-39957) furnished on October 3, 2022).
10.2	Form of Short Term Note Agreement, including form of warrant confirmation (filed as Exhibit 99.2 to Form 6-K (File No. 001-39957) furnished on August 23, 2022).
23.1*	Consent of PricewaterhouseCoopers AG.
23.2*	Consent of Wenger Vieli AG, Swiss counsel to NLS Pharmaceutics Ltd. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing fee table.

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland on December 6, 2022.

NLS Pharmaceutics Ltd.

By:	/s/ Alexander Zwyer
Alexander Zwyer
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of NLS Pharmaceutics Ltd. hereby constitute and appoint Alexander Zwyer with full power of substitution, as our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this registration statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Zwyer	Chief Executive Officer and Director	December 6, 2022
Alexander Zwyer	(Principal Executive Officer)

/s/ Chad Hellmann	Chief Financial Officer	December 6, 2022
Chad Hellmann	(Principal Financial and Accounting Officer)

/s/ Ronald Hafner	Chairman of the Board of Directors	December 6, 2022
Ronald Hafner

/s/ Myoung-Ok Kwon	Director	December 6, 2022
Myoung-Ok Kwon

/s/ Stig Løkke Pedersen	Director	December 6, 2022
Stig Løkke Pedersen

/s/ Gian-Marco Rinaldi de la Cruz	Director	December 6, 2022
Gian-Marco Rinaldi de la Cruz

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of NLS Pharmaceutics Ltd., has signed this registration statement on December 6, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director